Exhibit 99.1

UNIT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA FINANCIAL INFORMATION

On April 3, 2018, the Company completed the sale (the "Sale") of 50% of the ownership interests in Superior to SP Investor Holdings, LLC, a holding company jointly owned by OPTrust and funds managed and/or advised by Partners Group, a global private markets investment manager ("Purchaser"), for cash consideration of $300 million. The Sale closed under the purchase and sale agreement (the "Purchase Agreement") dated March 28, 2018, by and among the Company and Purchaser. Proceeds from the sale will be used to pay down bank debt; accelerate the drilling program of Unit’s upstream subsidiary, Unit Petroleum Company; make additional capital investments in the jointly owned Superior; and for general working capital purposes.

The unaudited pro forma consolidated balance sheet at December 31, 2017 gives effect to the Sale and bank debt reduction as if it had occurred on that date. The unaudited pro forma consolidated income statement for the year ended December 31, 2017 is presented as if the transactions described above had occurred on January 1, 2017. These unaudited pro forma consolidated financial statements are provided for illustrative purposes only and do not purport to represent what the Company’s actual results of operations or financial position would have been if the Sale had occurred on the dates indicated, nor are they necessarily indicative of the Company’s future operating results or financial position.

UNIT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	December 31, 2017
	As Reported	Adjustment		Pro Forma
	(In thousands except share and par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$701	$119,392	(1)	$120,093
Accounts receivable (less allowance for doubtful accounts of $2,450 at December 31, 2017)	111,512	—		111,512
Materials and supplies	505	—		505
Current derivative asset	721	—		721
Prepaid expenses and other	6,233	—		6,233
Total current assets	119,672	119,392		239,064
Property and equipment:
Oil and natural gas properties, on the full cost method:
Proved properties	5,712,813	—		5,712,813
Unproved properties not being amortized	296,764	—		296,764
Drilling equipment	1,593,611	—		1,593,611
Gas gathering and processing equipment	726,236	—		726,236
Saltwater disposal systems	62,618	—		62,618
Corporate land and building	59,080	—		59,080
Transportation equipment	29,631	—		29,631
Other	53,439	—		53,439
	8,534,192	—		8,534,192
Less accumulated depreciation, depletion, and amortization	6,151,450	—		6,151,450
Net property and equipment	2,382,742	—		2,382,742
Goodwill	62,808	—		62,808
Other assets	16,230	—		16,230
Total assets	$2,581,452	$119,392		$2,700,844

UNIT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET - (Continued)

	December 31, 2017
	As Reported	Adjustment		Pro Forma
	(In thousands except share and par value amounts)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112,648	$—		$112,648
Accrued liabilities	48,523	—		48,523
Current derivative liabilities	7,763	—		7,763
Current portion of other long-term liabilities	13,002	—		13,002
Total current liabilities	181,936	—		181,936
Long-term debt less unamortized discount and debt issuance costs	820,276	(178,000)	(1)	642,276
Other long-term liabilities	100,203	—		100,203
Deferred income taxes	133,477	23,702	(2)	157,179
Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized, none issued	—	—		—
Common stock, $0.20 par value, 175,000,000 shares authorized, 52,880,134 shares issued as of December 31, 2017	10,280	—		10,280
Capital in excess of par value	535,815	77,592	(3)	613,407
Accumulated other comprehensive income (net of tax of $39 at December 31, 2017)	63	—		63
Retained earnings	799,402	—		799,402
Non-controlling interest in subsidiary	—	196,098	(4)	196,098
Total shareholders’ equity	1,345,560	273,690		1,619,250
Total liabilities and shareholders’ equity	$2,581,452	$119,392		$2,700,844
_________________________

(1)	Represents $300.0 million cash consideration from SP Investor Holdings, LLC for 50% ownership interests in Superior less $2.6 million of transaction costs and $178.0 million of bank debt reduction.

(2)	Represents all tax related effects of the transaction for $23.7 million based on the statutory rate of 24.5%.

(3)	Represents the $300.0 million cash consideration less $2.6 million of transaction costs, $23.7 million of taxes, and $196.1 of the non-controlling interest.

(4)	Represents adjustment to reflect the purchase of the non-controlling interest in Superior by SP Investor Holdings, L.L.C..

UNIT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

	Year Ended December 31, 2017
	As Reported	Adjustment		Pro Forma
	(In thousands except per share amounts)
Revenues:
Oil and natural gas	$357,744	$—		$357,744
Contract drilling	174,720	—		174,720
Gas gathering and processing	207,176	—		207,176
Total revenues	739,640	—		739,640
Expenses:
Operating costs:
Oil and natural gas	130,789	—		130,789
Contract drilling	122,600	—		122,600
Gas gathering and processing	155,483	3,000	(1)	158,483
Total operating costs	408,872	3,000		411,872

Depreciation, depletion, and amortization	209,257	—		209,257
General and administrative	38,087	(3,000)	(1)	35,087
Gain on disposition of assets	(327)	—		(327)
Total expenses	655,889	—		655,889
Income from operations	83,751	—		83,751
Other income (expense):
Interest, net	(38,334)	5,444	(2)	(32,890)
Gain on derivatives	14,732	—		14,732
Other	21	—		21
Total other income (expense)	(23,581)	5,444		(18,137)
Income before income taxes	60,170	5,444		65,614
Income tax expense (benefit):
Current	5	—		5
Deferred	(57,683)	(1,003)	(3)	(58,686)
Total income taxes	(57,678)	(1,003)		(58,681)
Net income	117,848	6,447		124,295
Net income attributable to non-controlling interest in subsidiary	—	(4,093)	(4)	(4,093)
Net income attributable to Unit Corporation	$117,848	$2,354		$120,202
Net income per common share:
Basic	$2.31	$0.04		$2.35
Diluted	$2.28	$0.04		$2.32
Weighted average common shares outstanding:
Basic	51,113	—		51,113
Diluted	51,748	—		51,748
_________________________

(1)	Recurring annual general and administrative (G&A) service fee charged to Superior for corporate G&A services.

(2)	Reduction in interest due to the payment of bank debt.

(3)	Benefit from lower effective tax rate due to non-controlling interest.

(4)	Represents SP Investor Holdings, L.L.C.'s interest in the net income of Superior during the period.